Schedule 13G





                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             SCHEDULE 13G UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. __)*

                                 ZIM Corporation
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                  989555 10 7
                                 (CUSIP Number)

                                  May 31, 2005
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

|X| Rule 13d-1(b)

|X| Rule 13d-1(c)

|X| Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided on a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                                Page 1 of 5 pages

1        Name of Reporting Person.
         I.R.S. Identification No. of Above Persons (Entities Only).

         STEPHEN J. WRIGHT

2        Check the Appropriate Box if a Member of a Group (See Instructions)(a)
                                                                            (b)
3        SEC Use Only

4        Citizenship or Place of Organization
         UNITED KINGDOM

                        5      Sole Voting Power
Number of                      3,523,261(1)
Shares Bene-
ficially Owned          6      Shared Voting Power
 by Each                       -0
Reporting
Person With:            7      Sole Dispositive Power
                               3,523,261(1)

                        8      Shared Dispositive Power
                               -0


9        Aggregate Amount Beneficially Owned by Each Reporting Person
         3,523,261(1)

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions )

11       Percent of Class Represented by Amount in Row (9)
         5.75%

12       Type of Reporting Person (See Instructions)
         IN

CUSIP No. 989555 10 7                                                Page 3 of 5


ITEM 1.

     (a)  Name of Issuer: ZIM Corporation

     (b)  Address of Issuer's Principal Executive Offices:

          20 Colonnade Road
          Ste. 200
          Ottawa, ON
          K2E 7M6, Canada



ITEM 2.

     (a)  Name of Person Filing: Stephen J. Wright
     (b)  Address of Principal Business
             Office or, if none, Residence:
             via Carducci 25, 07041
             Alghero, Sassari, Italy
     (c)  Citizenship: United Kingdom
     (d)  Title of Class of Securities: Common Stock
     (e)  CUSIP Number: 989555 10 7

 ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR
         (C), CHECK WHETHER THE PERSON FILING IS A: Not Applicable

     (a)  Broker or dealer registered under Section 15 of the Exchange Act.
     (b)  Bank as defined in Section 3(a)(6) of the Exchange Act.
     (c)  Insurance company as defined in Section 3(a)(19) of the Exchange Act.
     (d) Investment company registered under Section 8 of the Investment Company Act.
     (e)  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
     (f) An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
     (g) A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
     (h) A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
     (i) A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
     (j)  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount Beneficially Owned: 3,523,261(1)

     (b)  Percent of Class: 5.75%

     (c)  Number of shares as to which the person has:


          (i)  Sole power to vote or to direct the vote: 3,523,261(1)
          (ii) Shared power to vote or to direct the vote: -0
          (iii)Sole power to dispose or to direct the disposition of:
               3,523,261(1)
          (iv) Shared power to dispose or to direct the disposition of: -0

     Instruction.For computations regarding securities which represent a right to acquire an underlying security seeRule 13d-3(d)(1).


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following | |


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not Applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
        THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Not Applicable.


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable.


ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable.

CUSIP No. 989555 10 7                                                Page 5 of 5


ITEM 10. CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                         June 10, 2005
                                                     -------------------------

                                                       /s/ Stephen J. Wright
                                                     -------------------------
                                                            Signature


                                                      Stephen J. Wright
                                                     -------------------------
                                                      Name/Title





     ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).







(1) Includes 1,548,000 shares of the Issuer's Common Stock subject to a currently exercisable stock option.